
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1997
<PERIOD-END>                                         DEC-31-1996
<CASH>                                               505,588
<SECURITIES>                                         173,713
<RECEIVABLES>                                        137,149<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     234,275<F2>
<PP&E>                                               12,498,452
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       41,191,537<F3>
<CURRENT-LIABILITIES>                                6,522,831<F4>
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           000
<TOTAL-LIABILITY-AND-EQUITY>                         41,191,537<F5>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,545,620<F6>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,131,305<F7>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   571,293
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (3,825,676)<F8>
<EPS-PRIMARY>                                        (37.87)
<EPS-DILUTED>                                        000

<F1>Included  in  receivables:  Accounts  receivable,  net $106,853 and Interest receivable  $30,296.
<F2>Included in current assets:  Prepaid expenses $32,861, Tenant security deposits $61,995 and Other current assets $139,419.
<F3>Included in total assets:  Investments in Local Limited  Partnerships, net $27,051,237, Replacement Reserves $168,005, Deferred acquisition fees escrow $337,500 and Deferred expenses, net $85,618.
<F4>Included in current liabilities:  Accounts payable  to  affiliates
     $1,053,061,   Accounts  payable  and  accrued  expenses $544,573, Current portion of mortgage notes payable $4,143,837, Interest payable
$367,972, Notes payable - affiliate $353,165, Security deposits payable $60,223.
<F5>Included  in  Total  Liabilities  and  Equity:  Due to  affiliate  $323,046,
     Deferred acquisition fees payable $337,500, Former general partner advances $200,000, $2,745,086 of mortgage notes payable and Minority interest in Local Limited Partnerships $333,736.
<F6>Total revenue includes:  Rental $1,321,350, Investment  $71,763 and Other
     $152,507.
<F7>Included  in Other Expenses:  Asset management fees, related party$341,583,
     General and  Administrative  $319,052, Property management fees $102,545,
     Rental operations,  exclusive of depreciation $859,606,   Depreciation
      $375,255  and  Amortization  $133,264.
<F8>Net  loss reflects: equity in losses of Local Limited Partnerships of
     $2,625,319, minority interest in losses of Local Limited Partnerships of $8,216, and extraordinary loss on forgiveness of indebtednessof $51,595.

